UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 13, 2010

Date of Report (Date of earliest event reported)

AMC ENTERTAINMENT INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8747	43-1304369
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

920 Main Street

Kansas City, Missouri 64105-1977

(Address, including zip code, of registrant’s

principal executive offices)

(816) 221-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure

On August 13, 2010, AMC ShowPlace Theatres, Inc., an indirect wholly-owned subsidiary of AMC Entertainment Inc. (the “Company”), announced the pricing of an underwritten public offering of 6,500,000 shares of common stock of National CineMedia, Inc. (“NCM Inc.”), at a gross price to the public of $16 per share (the “Offering”).  AMC ShowPlace Theatres, Inc. and American Multi-Cinema, Inc., also a subsidiary of the Company, have granted the underwriters an option for 30 days to purchase up to 812,500 additional shares of NCM Inc. common stock after conversion of 10,209 and 802,291 of National CineMedia LLC common membership units by AMC ShowPlace Theatres, Inc. and American Multi-Cinema, Inc. respectively, to cover over-allotments, if any.

The proceeds to the Company from the Offering are expected to be approximately $99.6 million after deducting estimated fees and expenses payable by us.  The Company intends to use the net proceeds from the Offering for general corporate purposes, including repaying indebtedness and to pursue accretive acquisitions as they become available.

The Company is furnishing the information in this Current Report on Form 8-K to comply with Regulation FD.  Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC ENTERTAINMENT INC.

Date: August 13, 2010	By:	/s/ CRAIG R. RAMSEY
Craig R. Ramsey
Executive Vice President and Chief Financial Officer